UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2013

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

000-51826	47-0956945
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of Office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 2, 2013, Zellstoff Celgar Limited Partnership (“ZCL”), a wholly-owned subsidiary of Mercer International Inc. (the “Company”) and the owner and operator of the Company’s Celgar mill, entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with the lenders party thereto (each, a “Lender” and, collectively, the “Lenders”) and Canadian Imperial Bank of Commerce, as agent (the “Agent”), relating to ZCL’s C$40.0 million revolving working capital facility (the “Credit Facility”). The Second Amended Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated November 27, 2009, by and among ZCL, the lenders party thereto and CIT Business Credit Canada Inc., as agent.

The description below is a summary of certain selected terms of the Second Amended Credit Agreement. It does not purport to be complete and is qualified in its entirety by the complete text of the Second Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Maturity Date

The Second Amended Credit Agreement extends the maturity of the Credit Facility to May 2, 2016.

Interest Rate and Fee Rates

The Second Amended Credit Agreement revises the applicable interest rates under the Credit Facility as follows: (i) Canadian and U.S. denominated advances will bear interest at a designated prime rate plus 0.25% per annum for Canadian advances and at a designated base rate plus 0.25% per annum for U.S. advances; and (ii) LIBOR advances will bear interest at LIBOR plus 1.75% per annum. Banker’s acceptance and banker’s acceptance equivalent loans will be subject to a discount rate and an acceptance fee calculated on the face amount of such loans at a rate per annum equal to 1.75%.

The Second Amended Credit Agreement decreases the rates of the standby fee and the guarantee fee to be paid by ZCL to the Agent for the account of and distribution to each Lender ratably in accordance with each such Lender’s applicable percentage from 0.5% to 0.35% per annum and from 3.25% to 1.50%, respectively.

Amendments to Credit Commitment

The Second Amended Credit Agreement permits the Credit Facility to be increased in an aggregate principal amount of up to $10 million, provided that (i) the Agent and any Lender providing any portion of any such increase consent in writing thereto, (ii) no increase in the Credit Facility will be made if a default or an event of default has occurred and is continuing or would result after giving effect to such increase, (iii) each such increase will be in a minimum principal amount of $2.5 million, (iv) ZCL will pay to the Agent, for the account of the Lenders, a one-time fee in an amount equal to 0.2% of the amount of each such increase, and (v) the aggregate principal amount of all such increases will not exceed $10 million.

Amendments to Calculation of Borrowing Base

Borrowings under the Credit Facility are subject to borrowing base limitations equal to the sum of (i) 85% of eligible accounts receivable (other than insured accounts) and 90% of eligible accounts which are insured accounts, plus (ii) a percentage of eligible inventory consisting of finished goods varying between 65% and 85%, plus (iii) a percentage of eligible inventory consisting of raw materials varying between 65% and 85%, plus (iv) the lesser of (a) 65% of eligible inventory consisting of work-in-process, (b) 85% of the appraised net orderly liquidation value of all eligible inventory consisting of work-in-process and (c) $200,000, minus (v) an amount equal to all priority payables in respect of any eligible accounts receivable and eligible inventory, and minus (vi) an amount equal to all other available reserves.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 2, 2013, by and among Zellstoff Celgar Limited Partnership, as Borrower, the Lenders from time to time parties thereto, as Lenders, and Canadian Imperial Bank of Commerce, as Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
Name: David M. Gandossi
Title: Chief Financial Officer

Date: May 8, 2013

MERCER INTERNATIONAL INC.

FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 2, 2013, by and among Zellstoff Celgar Limited Partnership, as Borrower, the Lenders from time to time parties thereto, as Lenders, and Canadian Imperial Bank of Commerce, as Agent